Exhibit 4.17
REGISTRATION RIGHTS AGREEMENT
     REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of July 31, 2007, by and among TOUSA, Inc., a Delaware corporation (the “Company”) and the undersigned Lenders.
WHEREAS:
     A. The Company, certain of its subsidiaries, Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc., other entities party thereto, and the lenders (the “Lenders”) party to that certain $137,500,000 Senior Mezzanine Credit Agreement, dated as August 1, 2005 by and among TE/TOUSA Mezzanine, LLC and the other parties thereto have agreed to a global settlement, as set forth in the Settlement and Release Agreement dated June 29, 2007 (the “Settlement Agreement”), which shall be effected in the manner and subject to the conditions set forth therein.
     B. In connection with the Settlement Agreement, the Company has agreed, upon the terms and subject to the conditions set forth in the Settlement Agreement, to issue to each Lender shares of the Company’s 8% Series A Convertible Pay-in-Kind Preferred Stock (the “Preferred Shares”), the terms of which are set forth in the certificate of designation, powers, preferences and rights for such series of preferred shares dated July 31, 2007 and filed by the Company with the Secretary of State of the State of Delaware (the “Certificate of Designation”) which, among other things, is convertible into shares of the Company’s common stock, par value $.01 per share (the “Common Stock”) (as converted, the “Conversion Shares”).
     C. In accordance with the terms of the Settlement Agreement, the Company has agreed to provide certain registration rights for the Preferred Shares and Conversion Shares under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the “1933 Act”), and applicable state securities laws.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each of the Investors hereby agree as follows:
1. Definitions.
     As used in this Agreement, the following terms shall have the following meanings:
(a)	“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

(b)	“Closing Date” means the date hereof.

(c)	“Effective Date” means the date that the Registration Statement has been declared effective by the SEC.

(d)	“Effectiveness Deadline” means the date which is two-hundred and seventy (270) days after the Closing Date.

(e)	“Filing Deadline” means the date that is one-hundred and twenty (120) days after the Closing Date.

(f)	“Investor” means a Lender or any transferee or assignee thereof to whom a Lender assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with Section 9 and any transferee or assignee thereof to whom a transferee or assignee assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with Section 9.

(g)	“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(h)	“register,” “registered,” and “registration” refer to a registration effected by preparing and filing one or more Registration Statements in compliance with the 1933 Act and pursuant to Rule 415 and the declaration or ordering of effectiveness of such Registration Statement(s) by the SEC.

(i)	“Registrable Securities” means (i) the Preferred Shares, (ii) the Conversion Shares issued or issuable upon conversion of the Preferred Shares, and (iii) any capital stock or other securities of the Company issued or issuable, with respect to the Preferred Shares or the Conversion Shares, as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise.

(j)	“Registration Statement” means a registration statement or registration statements of the Company filed under the 1933 Act covering the Registrable Securities.

(k)	“Required Holders” means the holders of at least a majority of the Registrable Securities.

(l)	“Required Registration Amount” means (i) all of the Preferred Shares issued or issuable pursuant to the Certificate of Designation and (ii) the number of Conversion Shares issued and issuable pursuant to the Certificate of Designation, as of the trading day immediately preceding the applicable date of determination.

(m)	“Rule 415” means Rule 415 under the 1933 Act or any successor rule providing for offering securities on a continuous or delayed basis.

(n)	“SEC” means the United States Securities and Exchange Commission.
2. Registration.
(a)	Mandatory Registration. The Company shall prepare and use its commercially reasonable efforts to file no later than the Filing Deadline with the SEC the

Registration Statement on Form S-3, or such other appropriate form if Form S-3 is then unavailable, covering the resale of all of the Registrable Securities by the Investors party hereto from time to time. The Registration Statement prepared pursuant hereto shall register for resale the Registrable Securities in amounts at least equal to the Required Registration Amount. The Registration Statement shall contain (except if otherwise directed by the Required Holders) the “Plan of Distribution” section with at least that information substantially the form attached hereto as Exhibit A, to the extent permitted by the rules, regulations, and form requirements promulgated by the SEC, except to the extent revised pursuant to comments received from the staff of the SEC. The Company shall use its commercially reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable, but in no event later than the Effectiveness Deadline. By 9:30 am (New York City time) on the second Business Day following the Effective Date, the Company shall file with the SEC in accordance with Rule 424 under the 1933 Act the final prospectus to be used in connection with sales pursuant to such Registration Statement.

(b)	Piggy-Back Registration Rights. Unless a registration statement with respect to the Registrable Securities has already been declared effective by the SEC, if the Company files a registration statement covering the resale of equity or equity-linked securities prior to the Effectiveness Deadline, (i) the Investors shall receive fifteen (15) days prior notice thereof, and (ii) such registration statement shall also cover the Registrable Securities to the extent the Investors elect to have their Registrable Securities included therein.

(c)	Effect of Failure to Obtain Effectiveness of Registration Statement. If a Registration Statement covering all of the Registrable Securities in amounts at least equal to the Required Registration Amount is not declared effective by the SEC on or before the Effectiveness Deadline or once effective, does not remain effective, other than during a Grace Period (each a “Registration Default”) then, as full liquidated damages to any holder by reason of any such Registration Default (which remedy shall be the exclusive remedy available at law or in equity), the dividend rate applicable to the Preferred Shares shall increase by 0.25% per annum (the “Registration Default Additional Dividends”) from and including the date of the Registration Default to and excluding the date on which the Registration Default is cured. Following the cure of all Registration Default, the accrual or accretion of Registration Default Additional Dividends shall cease and the interest rate will revert to the original rate. The Registration Default Additional Dividends shall be paid, at the Company’s option, in (i) cash, (ii) additional shares of Preferred Shares, or (iii) a combination thereof.
3. Related Obligations.
     At such time as the Company is obligated to file a Registration Statement with the SEC pursuant to Section 2(a), the Company will use its commercially reasonable efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, the Company shall have the following obligations:

(a)	The Company shall use its commercially reasonable efforts to keep the Registration Statement effective pursuant to Rule 415 at all times until the earlier of (i) the expiration of two years; or (ii) the date upon which the Registrable Securities have been sold pursuant to the registration statement and/or Rule 144 (as defined below) (the “Registration Period”). The Company shall ensure that each Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading, other than with respect to any information provided to the Company in writing by an Investor for inclusion therein.

(b)	The Company shall use its commercially reasonable efforts to prepare and file with the SEC such amendments (including post-effective amendments) and supplements to a Registration Statement and the prospectus used in connection with such Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the 1933 Act, as may be necessary to keep such Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Securities of the Company covered by such Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such Registration Statement. In the case of amendments and supplements to a Registration Statement which are required to be filed pursuant to this Agreement (including pursuant to this Section 3(b)) by reason of the Company filing a report on Form 10-Q, Form 8-K, Form 10-K or any analogous report under the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Company shall have incorporated such report by reference into such Registration Statement, if applicable, or shall file such amendments or supplements with the SEC within three (3) Business Days from the date on which the 1934 Act report is filed which created the requirement for the Company to amend or supplement such Registration Statement.

(c)	The Company shall notify each Investor in writing of the happening of any event, as promptly as practicable after becoming aware of such event, as a result of which a Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided that in no event shall such notice contain any material, nonpublic information), and promptly prepare a supplement or amendment to such Registration Statement to correct such untrue statement or omission. The Company shall also promptly notify each Investor in writing (i) when a prospectus or any prospectus supplement (solely to the extent it does more than add a selling securityholder) or post-effective amendment has been filed, and when a Registration Statement or any post-effective amendment has become effective and (ii) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate.

(d)	The Company shall use its commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction in the United States to the extent reasonably requested by an Investor and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and shall notify each Lender which holds Registrable Securities being sold of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

(e)	The Company shall use its commercially reasonable efforts to cause all of the Conversion Shares covered by a Registration Statement to be listed on each securities exchange on which securities of the same class or series issued by the Company are then listed, if any, if the listing of such Conversion Shares is then permitted under the rules of such exchange. The Company shall pay all fees and expenses in connection with satisfying its obligation under this Section 3(e).

(f)	If reasonably requested by an Investor, the Company shall as soon as practicable (i) incorporate in a prospectus supplement or post-effective amendment such information as such Investor reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any Registration Statement if reasonably requested by an Investor holding any Registrable Securities, provided that the Company shall not be required to assist in any underwritten offerings.

(g)	The Company shall otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC in connection with any registration hereunder.

(h)	Notwithstanding anything to the contrary herein, at any time after the Effective Date, the Company may suspend the use of the Registration Statement if required by applicable law or for valid business reasons (which does not include avoidance of the Company’s obligations in this Agreement) (a “Grace Period”); provided, that the Company shall promptly (i) notify the Investors in writing of the existence of such Grace Period and the date on which the Grace Period will begin, and (ii) notify the Investors in writing of the date on which the Grace Period ends; and, provided further, that such Grace Periods shall not exceed an aggregate of seventy-five (75) days in any 365 day period. For purposes of determining the length of a Grace Period above, the Grace Period shall begin on and include the date the Investors receive the notice referred to in clause (i) and shall end on and include the later of the date the Investors receive the notice referred to in clause (ii) and the date referred to in such notice.

(i)	The Company shall, during the Registration Period, deliver to each holder of Registrable Securities, without charge, as many copies of the Prospectus (including each preliminary Prospectus) included in the Registration Statement and any amendment or supplement thereto as such Holder may reasonably request. The Company, subject to the terms hereof, consents to the use of the Prospectus or any amendment or supplement thereto by each of the Investors in connection with the offering and sale of the Registrable Securities covered by the Prospectus, or any amendment or supplement thereto, included in the Registration Statement.

(j)	The Company shall cooperate with the holders of Registrable Securities to facilitate the timely preparation and delivery of certificates representing the Conversion Shares to be issued or sold pursuant to any Registration Statement free of any restrictive legends and in such denominations and registered in such names as holders may request.

(k)	Not later than the effective date of the Registration Statement, the Company shall provide a CUSIP number for the Registrable Securities registered under such Registration Statement.
4. Obligations of the Investors.
(a)	At least fifteen (15) Business Days prior to the first anticipated filing date of a Registration Statement, the Company shall notify each Investor in writing of the information the Company requires from each such Investor if such Investor elects to have any of such Investor’s Registrable Securities included in such Registration Statement. It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities of a particular Investor that such Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably required to effect and maintain the effectiveness of the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request.

(b)	Each Investor, by such Investor’s acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of any Registration Statement hereunder, unless such Investor has notified the Company in writing of such Investor’s election to exclude all of such Investor’s Registrable Securities from such Registration Statement.

(c)	Each Investor agrees that, upon receipt of any notice from the Company of a Grace Period, such Investor will immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement(s) covering such Registrable Securities until such Investor’s receipt that such Grace Period has expired.

(d)	Each Investor covenants and agrees that it will comply with the prospectus delivery requirements of the 1933 Act as applicable to it or an exemption therefrom in connection with sales of Registrable Securities pursuant to the Registration Statement.

(e)	Notwithstanding anything contained herein, in order to have its Registrable Securities included in the Registration Statement, an Investor will have to confirm in writing its obligations hereunder.
5. Expenses of Registration.
     All reasonable expenses, other than underwriting discounts and commissions, if any, incurred by the Company in connection with registrations, filings or qualifications pursuant to Sections 2 and 3, including, without limitation, all registration, listing and qualifications fees, and accounting fees, and fees and disbursements of counsel for the Company shall be paid by the Company.
6. Indemnification.
     In the event any Registrable Securities are included in a Registration Statement under this Agreement:
(a)	To the fullest extent permitted by law, the Company will, and hereby does, indemnify, hold harmless and defend each Investor, the directors, officers, members, partners, employees, agents, representatives of, and each Person, if any, who controls any Investor within the meaning of the 1933 Act or the 1934 Act (each, an “Indemnified Person”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys’ fees, amounts paid in settlement or expenses, joint or several (collectively, “Claims”), incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not an indemnified party is or may be a party thereto (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact in a Registration Statement or any post-effective amendment thereto, or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading (each a “Violation”). Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(a): (i) shall not apply to a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by such Indemnified Person for such Indemnified Person expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto; and (ii) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of the Registrable Securities by the Investors pursuant to Section 9.

(b)	In connection with any Registration Statement in which an Investor is participating, each such Investor agrees to severally and not jointly indemnify, hold harmless and defend, to the same extent and in the same manner as is set forth in Section 6(a), the Company, each of its directors, each of its officers and each Person, if any, who controls the Company within the meaning of the 1933 Act or the 1934 Act (each, an “Indemnified Party”), against any Claim or Indemnified Damages to which any of them may become subject, under the 1933 Act, the 1934 Act or otherwise, insofar as such Claim or Indemnified Damages arise out of or are based upon any Violation, in each case to the extent, and only to the extent, that such Violation occurs in reliance upon and in conformity with written information furnished to the Company by such Investor expressly for use in connection with such Registration Statement; and, subject to Section 6(c), such Investor will reimburse any legal or other expenses reasonably incurred by an Indemnified Party in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this Section 6(b) and the agreement with respect to contribution contained in Section 7 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of such Investor, which consent shall not be unreasonably withheld or delayed. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of the Registrable Securities by the Investors pursuant to Section 9. Notwithstanding anything to the contrary contained herein, each Investor shall be liable under this Section 6(b) for only that amount as does not exceed the proceeds to such Investor as a result of the sale of Registrable Securities pursuant to such Registration Statement.

(c)	Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 6 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the fees and expenses of not more than one counsel for all such Indemnified Person or Indemnified Party to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. In the case of an Indemnified Person, legal counsel referred to in the immediately preceding sentence shall be selected by the Investors holding at least a majority in interest of the Registrable Securities included in the Registration Statement to which the Claim relates. The Indemnified Party or Indemnified Person shall cooperate reasonably with the indemnifying party in connection with any negotiation or defense of any such action or Claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or Claim. The indemnifying party shall keep the Indemnified Party or Indemnified Person fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Indemnified Party or Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Person of a release from all liability in respect to such Claim or litigation, and such settlement shall not include any admission as to fault on the part of the Indemnified Party. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 6, except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

(d)	The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.

(e)	The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.
7. Contribution.
     To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 6 to the fullest extent permitted by law; provided, however, that: (i) no Person involved in the sale of Registrable Securities which Person is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) in connection with such sale shall be entitled to contribution from any Person involved in such sale of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities pursuant to such Registration Statement.
8. Reports Under the 1934 Act.
     With a view to making available to the Investors the benefits of Rule 144 promulgated under the 1933 Act or any other similar rule or regulation of the SEC that may at any time permit the Investors to sell securities of the Company to the public without registration (“Rule 144”), the Company agrees to:
(a)	make and keep public information available, as those terms are understood and defined in Rule 144; or

(b)	file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144.
9. Assignment of Registration Rights.
     The rights under this Agreement shall be automatically assignable by the Investors to any transferee of all or any portion of such Investor’s Registrable Securities if: (i) the Investor agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company within a reasonable time, but no later than fifteen (15) days after such assignment; (ii) the Company is, within such time, furnished with written notice of (a) the name and address of such transferee or assignee, and (b) the securities with respect to which such registration rights are being transferred or assigned; (iii) immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the 1933 Act or applicable state securities laws; and (iv) at or before the time the Company receives the written notice contemplated by clause (ii) of this sentence the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein.

10.	Amendment of Registration Rights.
     Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Required Holders. Any amendment or waiver effected in accordance with this Section 10 shall be binding upon each Investor and the Company. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Registrable Securities. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration also is offered to all of the parties to this Agreement.
11. Miscellaneous.
(a)	A Person is deemed to be a holder of Registrable Securities whenever such Person owns or is deemed to own of record such Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from such record owner of such Registrable Securities.

(b)	Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:
If to the Company:
Attn: Antonio B. Mon
Attn: Paul Berkowitz
TOUSA, Inc.
4000 Hollywood Boulevard
Suite 500N
Hollywood, FL 33021
Facsimile: (954) 364-4010
with copies to:
Attn: Christian O. Nagler, Esq.
Kirkland & Ellis LLP
153 E. 53rd Street
New York, NY 10022-4611
Facsimile: (212) 446-4900

If to the Lenders:
Attn: Mark B. Cohen
Deutsche Bank Trust Company Americas
60 Wall Street
11th Floor
New York, NY 10005
Facsimile: (212) 797-5696
with copies to:
Attn: Sandeep Qusba, Esq.
White & Case LLP
1155 Avenue of the Americas
New York, NY 10036-2787
Facsimile: (212) 354-8113
     If to an Investor, to the address set forth in the records of the Company, it being each Investor’s obligation hereunder to provide notice instructions to the Company at the address set forth above which must include an email address and facsimile number.
     If to a Lender, to its address and facsimile number set forth on the Schedule of Lenders attached hereto, with copies to such Lender’s representatives as set forth on the Schedule of Lenders, or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a courier or overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.
(c)	Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

(d)	All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e)	This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement and the instruments referenced herein supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

(f)	Subject to the requirements of Section 9, this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties hereto.

(g)	The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(h)	This Agreement may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

(i)	Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(j)	This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(k)	The obligations of each Investor hereunder are several and not joint with the obligations of any other Investor, and no provision of this Agreement is intended to confer any obligations on any Investor vis-à-vis any other Investor. Nothing contained herein, and no action taken by any Investor pursuant hereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein.
* * * * * *
[Signature Page Follows]

     IN WITNESS WHEREOF, each Lender and the Company have caused their respective signature page to this Registration Rights Agreement to be duly executed as of the date first written above.

COMPANY: TOUSA, INC.
By:	/s/ Stephen M. Wagman
	Name:	Stephen M. Wagman
	Title:	Chief Financial Officer

     IN WITNESS WHEREOF, each Lender and the Company have caused their respective signature page to this Registration Rights Agreement to be duly executed as of the date first written above.

LENDERS: DEUTSCHE BANK TRUST COMPANY AMERICAS as Senior Mezzanine Administrative Agent
By:	/s/ Dusan Lazarov
	Name:	Dusan Lazarov
	Title:	Vice President

DEUTSCHE BANK SECURITIES INC. as Sole Lead Arranger and Sole Book Running Manager
By:	/s/ Linda Wang
	Name:	Linda Wang
	Title:	Director

IN WITNESS WHEREOF, the Lender hereto has caused to be duly executed and delivered this Agreement as of the date first above written.

LENDER DEUTSCHE BANK TRUST COMPANY AMERICAS

By: Name:	/s/ Mark B. Cohen Mark B. Cohen
Title:	Managing Director

By: Name:	/s/ Dusan Lazarov Dusan Lazarov
Title:	Vice President

Exhibit A
     We are registering (i) the shares of common stock issuable upon conversion of the shares of 8% Series A Convertible Pay-in-Kind Preferred Stock and (ii) 8% PIK Convertible Preferred Stock to permit the resale of such securities. We will not receive any of the proceeds from the sale by the selling securityholder of the securities.
     The selling securityholder may sell all or a portion of the securities beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the securities are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agent’s commissions. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,
•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

     If the selling securityholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the securities, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling securityholder may also sell securities short and deliver securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling securityholder may also loan or pledge securities to broker-dealers that in turn may sell such securities.
     The selling securityholders and any broker-dealer participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. At the time a particular offering of the securities is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of securities being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
     There can be no assurance that the selling securityholders will sell any or all of the securities pursuant to the shelf registration statement, of which this prospectus forms a part.
     We will pay all expenses of the registration of the securities pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees; provided, however, that the selling security holders will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling security holders against liabilities, including some liabilities under the Securities Act of 1933, in accordance with the registration rights agreements, or the selling securityholders will be entitled to contribution. We may be indemnified by the selling securityholders against civil liabilities, including liabilities under the Securities Act of 1933, that may arise from any written information furnished to us by the selling securityholders specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.
     Once sold under the registration statement, of which this prospectus forms a part, the securities will be freely tradable in the hands of persons other than our affiliates.